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To: Centre Capital Corporation

From: Shenzhen Zhongxi Certified Public Accountants

Dated: August 6, 2003

Re: Form 8-K of Centre Capital Corporation to be filed to the SEC re acquisition of Guangzhou Genghai Technology Development Co. Ltd. by Centre Capital Corporation

We hereby give our consent to you to incorporate our auditors report dated March 3, 2003 in connection with the audit of the financial statements of Guangzhou Genghai Technology Development Co. Ltd. ("Genghai") for the two years ended December 31, 2002 and December 31, 2001 as an exhibit to the Form 8-K to be filed with the SEC regarding the acquisition of Genghai by Centre Capital Corporation.


Yours faithfully,


For and on behalf of
Shenzhen Zhongxi Certified Public Accountants






Chinese CPA
Shenzhen, China